UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024

CORE LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41695	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6316 Windfern Road Houston, TX		77040
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 328-2673

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.01)	CLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2024, Mr. Kevin Daniels announced his intention to resign as Vice President and Chief Accounting Officer of Core Laboratories Inc. (the “Company”) to pursue other opportunities. Mr. Daniels departure is not the result of any dispute or disagreement with the Company on any matter associated with the Company’s accounting practices or financial statements.

Effective March 21, 2024, the Board approved the appointment of Mr. Sow Hang Teo to serve as the Company’s Vice President and Chief Accounting Officer. Mr. Teo, age 54, previously served as the Company’s Corporate Controller of Financial Reporting, a position he has held since September 2017. Since joining the Company in February 2006, Mr. Teo has held various positions, including Asia Pacific Shared Service Center Controller, Corporate Group Controller, and Director of Business Processes & Special Projects. Prior to joining the Company, he worked at DNV Asia Pacific from January 1999 to January 2006 as Business Support Manager and Asia Pacific Financial Controller. Mr. Teo began his career in public accounting, working at various firms from July 1994 to December 1998, with the last three years at KPMG in Malaysia. Mr. Teo is a Certified Public Accountant with the Malaysia Institute of Certified Public Accountants and a Chartered Accountant with the Malaysia Institute of Accountants. Mr. Teo completed his undergraduate professional accountancy degree in 1994 from Malaysia and received his MBA from Atlantic International University in 2003. There are no transactions between the Company and Mr. Teo that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories Inc.

Dated: March 25, 2024	By	/s/ Christopher S. Hill
Christopher S. Hill
Chief Financial Officer